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                                                                  Exhibit 11
                               J. C. PENNEY COMPANY, INC.
                             and Consolidated Subsidiaries

                       Computation of Net Income Per Common Share
                   _________________________________________________
                   (Amounts in millions except per common share data)





                                                   13 Weeks Ended
                                   _____________________________________________
                                       May 2, 1998             April 26, 1997
                                   ____________________     ___________________
                                   Shares       Income      Shares       Income
                                   ______       _______     ______       ______
     Basic
     ______
     Net income                              $     174                $     139
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                                 (10)                     (10)
                                             _________                _________
     Adjusted net income                           164                      129

     Weighted average number of
       shares outstanding           252.2                    240.4
                                  _______    _________      ______    _________
                                    252.2    $     164       240.4    $     129
                                  =======    =========      ======    =========


     Net income per common share             $    0.65                $    0.54
                                             =========                =========




     Diluted
     _______

     Net income                              $     174                $     139
     Tax benefit differential on ESOP
       dividend assuming stock is
       fully converted                             -                        -
     Assumed additional contribution
       to ESOP if preferred stock is
       fully converted                              (1)                      (1)
                                             _________                _________
     Adjusted net income                           173                      138

     Weighted average number of
       shares outstanding (basic)   252.2                    240.4
     Common stock equivalents:
       Stock options and other
       dilutive effect                2.6                      2.0
     Convertible preferred stock     17.2                     18.8
                                  _______     ________      ______    _________
                                    272.0     $    173       261.2    $     138
                                  =======     ========      ======    =========


     Net income per common share              $   0.64                 $   0.53
                                              ========                 ========